Exhibit 99.1

JAKKS Pacific® Reports Fourth Quarter and Year-End Results for 2007

--- Record Sales and Earnings Achieved in 2007 ---

--- $30 Million Stock Buy-Back Authorized ---

--- Company Projects Continued Growth for 2008 ---

MALIBU, Calif.--(BUSINESS WIRE)--JAKKS Pacific, Inc. (NASDAQ:JAKK), a leading toy and consumer products company, announces results for the Company’s fourth quarter and year ended December 31, 2007.

Fourth quarter 2007 net sales increased 19.6% to $285.1 million, compared to $238.3 million recorded in the comparable period last year. Net income for the fourth quarter increased 48.3% to $34.4 million, or $1.06 per diluted share, compared to $23.2 million, or $0.73 per diluted share reported in the fourth quarter of 2006.

Net sales for the year ended December 31, 2007 increased 12.0% to $857.1 million, compared to $765.4 million during the same period in 2006. Net income for 2007 increased 24.3% to $90.0 million, or $2.80 per diluted share, compared to earnings of $72.4 million, or $2.30 per diluted share for the year ended December 31, 2006.

“We had a more robust fourth quarter than expected, driven by strong sales of our Disney® toys, action figures and Plug It In & Play electronic game products, as well as our video game joint venture. We continue to see strong sell-through in the first quarter of 2008, that we believe is due to a combination of gift card purchases and the popularity of the Disney tween pop star Hannah Montana™," said Jack Friedman, Chairman and Chief Executive Officer, JAKKS Pacific. "We report these earnings from the New York International Toy Fair, where the enthusiastic response to our 2008 line that we heard from retailers at the two recent major toy shows in Dallas and Hong Kong has continued. Based on this response, we anticipate 2008 will be another strong year for JAKKS Pacific.”

JAKKS’ President and Chief Operating Officer, Stephen Berman added, “We are very pleased with our performance in 2007, and have strong momentum in our top licensed and non-licensed brands, which we believe will continue to drive our business this year. We have many new innovative toys based on the Disney hit Hannah Montana including new collectible fashion dolls, role play, electronics products and interactive play sets, as well as many other new products based on other classic and new Disney properties. We are optimistic about the potential for our new EyeClops™ Night Vision™ Goggles and portable, recordable EyeClops BioniCam™, as well as WWE® and Pokémon® action figures, Puppy in My Pocket® and Nickelodeon® toys, and other new electronic product extensions.”

Berman concluded, “Also highlighting our roster are several new initiatives including our new kids gourmet food products led by our Cupcake Maker™, our Spa Factory™ line, toys based on Neopets®, NASCAR®, Discovery Kids®, Nickelodeon SLIME!™ and SpongeBob SquarePants®, and our new Ulti-Motion™ gaming system that combines plug and play and role play accessories with the hugely popular category of wireless motion games. These products and more give us enthusiasm for the rest of this year and beyond.”

Cash flow from operations in 2007 was $87.7 million, and our financial position remains very strong. As of December 31, 2007, our working capital was $356.7 million, including cash and equivalents of $241.3 million. We continue to evaluate potential acquisition opportunities and expect to continue to grow our business by actively pursuing complementary acquisitions and executing on internal growth initiatives, including creating new products and securing new licenses, to provide continued growth for JAKKS Pacific.

In addition, JAKKS’ Board of Directors authorized a stock buy-back program of up to $30 million of the Company’s common stock.

Friedman concluded, “We are confident about our prospects for 2008 and believe we will get through some uncertainties related to cost increases and production issues that are affecting our industry and others who manufacture in China. We are forecasting net sales and net income to each increase a minimum of 4% in 2008.”

Conference Call

JAKKS Pacific will host a conference call on Wednesday, February 20, 2008 at 8 a.m. Eastern where the Company will discuss the 2007 earnings in more detail. You can also listen to the call live via the Internet at www.jakks.com, where the call will also be archived for 30 days. A telephone playback will be available from 9:00 a.m. Eastern on February 20, 2008 through 11:59 p.m. Eastern on March 20, 2008. The playback can be accessed by calling 800-642-1687 or 706-645-9291 for international callers, passcode “33075182.”

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ:JAKK) is a multi-brand company that designs and markets a broad range of toys and consumer products. The product categories include: Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories. The products are sold under various brand names including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech®, Trendmasters®, Toymax®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets™ and Plug It In & Play TV Games™. JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2007	2006
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$241,250	$184,489
Marketable securities	218	210
Accounts receivable, net	174,451	153,116
Inventory, net	75,486	76,788
Deferred income taxes	12,811	10,592
Prepaid expenses and other current assets	21,733	26,543
Total current assets	525,949	451,738

Property and equipment	59,480	49,781
Less accumulated depreciation and amortization	38,073	32,898
Property and equipment, net	21,407	16,883

Deferred income taxes	976	-
Goodwill, net	353,340	337,999
Trademarks & other assets, net	45,768	60,401
Investment in video game joint venture	36,090	14,873
Total assets	$983,530	$881,894

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$121,372	$120,238
Reserve for sales returns and allowances	26,036	32,589
Income taxes payable	21,863	18,548
Total current liabilities	169,271	171,375

Long term debt	98,000	98,000
Other liabilities	6,432	854
Income taxes payable	8,161	-
Deferred income taxes	6,536	2,377
	119,129	101,231
Total liabilities	288,400	272,606

Stockholders' equity:
Common stock, $.001 par value	28	28
Additional paid-in capital	312,127	300,255
Retained earnings	386,421	312,432
Accumulated other comprehensive income (loss)	(3,446)	(3,427)
	695,130	609,288
Total liabilities and stockholders' equity	$983,530	$881,894

JAKKS Pacific, Inc. and Subsidiaries
Fourth Quarter Earnings Announcement, 2007
Condensed Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(In thousands, expect per share data)

Net sales	$285,085	$238,311	$857,085	$765,386
Less cost of sales
Cost of goods	139,874	124,419	436,407	393,965
Royalty expense	33,606	23,756	88,244	70,634
Amortization of tools and molds	2,808	1,667	8,784	5,993
Cost of sales	176,288	149,842	533,435	470,592
Gross profit	108,797	88,469	323,650	294,794
Direct selling expenses	30,365	30,662	71,321	78,794
Selling, general and administrative expenses	41,438	29,854	128,459	105,650
Depreciation and amortization	3,864	5,052	15,872	18,038
Income from operations	33,130	22,901	107,998	92,312
Other income (expense):
Profit (loss) from video game joint venture	18,063	12,494	21,180	13,226
Interest income	1,699	1,400	6,819	4,930
Interest expense	(1,602)	(1,133)	(5,456)	(4,533)
Other expense	-	-	-	-
Income before provision for income taxes	51,290	35,662	130,541	105,935
Provision for income taxes	16,889	12,477	40,550	33,560
Net income	$34,401	$23,185	$89,991	$72,375
Earnings per share - diluted	$1.06	$0.73	$2.80	$2.30
Shares used in earnings per share - diluted	33,251	32,803	33,149	32,714

CONTACT:
JAKKS Pacific, Inc.
Genna Rosenberg, 310-455-6235
or
Joel Bennett, 310-455-6210